                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                  ViaSat, Inc
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  VIASAT, INC.
                               2290 COSMOS COURT
                           CARLSBAD, CALIFORNIA 92009

                          NOTICE OF ANNUAL MEETING OF
                        STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of ViaSat, Inc.

     Notice is hereby given that the Annual Meeting of Stockholders of ViaSat, Inc. (the "Company"), will be held at the Del Mar Hilton, 15575 Jimmy Durante Boulevard, Del Mar, California on Wednesday, August 13, 1997 at 8:30 a.m. for the following purposes:

     1. To elect one director for a three-year term to expire at the 2000 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as a director the following person:

                             DR. ROBERT W. JOHNSON

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on June 16, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

     Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ Mark D. Dankberg
                                          Mark D. Dankberg
                                          Chairman of the Board
                                          and Chief Executive Officer

Carlsbad, California
July 18, 1997

                                  VIASAT, INC.
                               2290 COSMOS COURT
                           CARLSBAD, CALIFORNIA 92009

                                PROXY STATEMENT

     The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held on August 13, 1997, at 8:30 a.m., at the Del Mar Hilton, 15575 Jimmy Durante Boulevard, Del Mar, California. This Proxy Statement was first mailed to stockholders on or about July 18, 1997.

     All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.

     A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted for the election of the Board's nominee for director. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

     Stockholders of record at the close of business on June 16, 1997 will be entitled to vote at the meeting. As of that date, 7,745,041 shares of common stock, par value $.0001 per share ("Common Stock"), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. A plurality of the votes cast at the meeting is required to elect directors.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of five members. The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, one nominee for director is to be elected as a Class I director. The nominee is Dr. Robert W. Johnson. The two Class II and two Class III directors have one year and two years, respectively, remaining on their terms in office. If no contrary indication is made, proxies in the accompanying form are to be voted for Dr. Johnson or, in the event Dr. Johnson is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by the Board of Directors to fill such vacancy. Dr. Johnson is a member of the present Board of Directors.

INFORMATION REGARDING DIRECTORS

     Set forth below is certain information concerning the nominee to the Board of Directors, as well as those directors whose terms are continuing after the meeting.

               NOMINEE FOR ELECTION FOR TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING AT THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                           NAME                      AGE   PRESENT POSITION WITH THE COMPANY
        -------------------------------------------  ---   ---------------------------------
        Robert W. Johnson..........................  47                Director

     DR. ROBERT W. JOHNSON has been a director of the Company since 1986. Dr. Johnson has been self-employed as a private investor from 1988 to the present. From 1983 to 1988, Dr. Johnson was a Principal of Southern California Ventures ("SCV"). Dr. Johnson currently is a director of STAC Inc., a publicly-held company which manufactures semiconductors and software for data storage and communications, Proxima Corporation, a publicly-held company which manufactures computer display equipment, and TransTech Information Management Systems, Inc., a privately-held company which manufactures software for the towing and recovery industry.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING AT THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS

                           NAME                      AGE   PRESENT POSITION WITH THE COMPANY
        -------------------------------------------  ---   ---------------------------------
        Jeffrey M. Nash............................  49                Director
        B. Allen Lay...............................  62                Director

     DR. JEFFREY M. NASH has been a director of the Company since 1987. Since August 1995, he has been President, Chief Executive Officer and a director of TransTech Information Management Systems, Inc., a privately-held company which manufactures software for the towing and recovery industry. From 1994 to the present, Dr. Nash has been Chairman of the Board of Digital Perceptions, Inc., and, from 1989 to 1994, was the Chief Executive Officer and President of Visqus as well as Conner Technology, Inc., both subsidiaries of Conner Peripherals, Inc. Dr. Nash is currently a director of REMEC, Inc., a publicly-held company which manufactures microwave multi-function modules, Proxima Corporation, a publicly-held company which manufactures computer display equipment, and Esscor, Inc., a privately-held electrical utility simulation company.

     B. ALLEN LAY has been a director of the Company since 1996. Since 1983, he has been a General Partner of SCV. Mr. Lay is Chief Executive Officer and a director of Vestro Natural Foods Inc., a publicly-held natural foods marketing company. Mr. Lay is also a director of Pair Gain Technology, Inc., a publicly-held telecommunications company, Physical Optics Company, a privately-held optical systems and subsystems company, Kofax Imaging Systems, a privately-held document imaging systems company, and Medclone Inc., a privately-held biotech company.

                              TERM EXPIRING AT THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS

                       NAME                      AGE     PRESENT POSITION WITH THE COMPANY
    -------------------------------------------  ----    ----------------------------------
    Mark D. Dankberg...........................    42       Chairman, President and CEO
    James W. Bunker............................    63                 Director

     MARK D. DANKBERG was a founder of the Company and has served as Chairman of the Board, President and Chief Executive Officer of the Company since its inception in May 1986. Prior to founding the Company, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986 and Communications Engineer for Rockwell International from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.

     JAMES W. BUNKER has been a director of the Company since February 1997. Mr. Bunker previously served as President of the VideoCipher division of General Instruments, Inc. Mr. Bunker received a B.S. in Electrical Engineering from Northeastern University, completed the Sloan School Senior Executive Program, and served in marketing, planning and general management roles at M/A-Com Inc. prior to his position at General Instruments.

CERTAIN COMMITTEES OF THE BOARD; MEETINGS

     During the fiscal year ended March 31, 1997, the Board of Directors held three meetings. In that year, each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served.

     The Company has an Audit Committee currently consisting of Messrs. Johnson and Lay. The Audit Committee held one meeting subsequent to the completion of the fiscal 1997 audit. The Audit Committee's responsibilities include, among other things, reviewing the selection of independent certified public accountants and meeting with the accountants regarding their management letters and the annual audit.

     The Company has a Compensation Committee currently consisting of Messrs. Nash and Bunker. The Compensation Committee held two meetings during fiscal 1997. The responsibilities of the Compensation Committee include, among other things, reviewing, approving and reporting to the Board the Company's compensation policies with respect to its executive officers, reviewing the Company's overall compensation policy and making recommendations with respect thereto, and administering the Company's stock based compensation plans.

COMPENSATION OF DIRECTORS

     Directors of the Company are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. Each independent director at the time of initial election to the Board of Directors is granted an option to purchase 7,500 shares of Common Stock and on the date of each annual meeting is granted an option to purchase 4,000 shares of Common Stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously recommends a vote FOR the nominee listed above. Proxies solicited by the Company will be so voted unless stockholders specify otherwise on their proxy cards.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of June 16, 1997, by: (i) each director and nominee for director; (ii) each of the Company's executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all other stockholders known by the Company to be beneficial owners of more than five percent of its Common Stock. Unless otherwise indicated, the address for each of the stockholders listed below is c/o ViaSat, Inc., 2290 Cosmos Court, Carlsbad, California 92009.

                                                               AMOUNT AND NATURE             PERCENT
                         NAME                             OF BENEFICIAL OWNERSHIP(1)     BENEFICIAL OWNED
------------------------------------------------------    ---------------------------    ----------------
Southern California Ventures (2)......................               964,526                   12.45%
Mark D. Dankberg......................................               866,262                   11.16
Steven R. Hart........................................               638,327                    8.24
Mark J. Miller........................................               352,143                    4.54
Robert W. Johnson.....................................               254,650                    3.30
Thomas E. Carter......................................               195,036                    2.50
Gregory D. Monahan....................................               186,123                    2.40
Jeffrey M. Nash.......................................               166,311                    2.15
Andrew M. Paul........................................                94,766                    1.22
B. Allen Lay (3)......................................                52,013                     .67
Robert L. Barrie......................................                 2,000                     .03
James F. Bunker.......................................                 1,000                     .01
Richard D. Segil......................................                    --                     .00
All directors and executive officers as a group (12
  persons)............................................             2,790,901                   37.09

---------------

(1) Includes the following shares which are issuable upon the exercise of outstanding stock options which are exercisable within 60 days ("Option Shares"): Mr. Dankberg -- 15,402 Option Shares; Mr. Hart -- 3,850 Option Shares; Mr. Miller -- 3,850 Option Shares; Dr. Johnson -- 1,283 Option Shares; Mr. Carter -- 68,874 Option Shares; Mr. Monahan -- 16,208 Option Shares; Dr. Nash -- 1,283 Option Shares; Mr. Paul -- 18,482 Option Shares; and Mr. Lay -- 1,283 Option Shares.

(2) The address for Southern California Ventures is 406 Amapula Avenue, Suite 205, Torrance, California 90501. B. Allen Lay, a director of the Company, is a General Partner of SCV and may therefore be deemed to own beneficially shares owned by SCV. Mr. Lay disclaims beneficial ownership of such shares.

(3) Includes (i) 10,200 shares of Common Stock held by Lay Charitable Remainder Unitrust, B. Allen Lay and Dorothy V. Lay Trustees, and (ii) 10,100 shares of Common Stock held by Lay Living Trust, B. Allen Lay and Dorothy V. Lay Trustees. Mr. Lay is a General Partner of SCV and may therefore be deemed to have beneficial ownership of 964,526 shares of Common Stock held by SCV. Mr. Lay disclaims beneficial ownership of such shares. See footnote (2) above.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

The information set forth below is submitted with respect to each of the Company's executive and other principal officers.

       NAME            AGE                                POSITION
-------------------    ---     ---------------------------------------------------------------
Mark D. Dankberg       42      Chairman of the Board, President and Chief Executive Officer
Gregory D. Monahan     51      Vice President, Chief Financial Officer and General Counsel
Thomas E. Carter       43      Vice President and General Manager of Electronics Systems Group
Andrew M. Paul         41      Vice President -- Commercial Business Development
James P. Collins       53      Vice President -- Business Development of Electronics Systems
                               Group
Mark J. Miller         37      Vice President, Chief Technical Officer and Secretary
Steven R. Hart         43      Vice President -- Engineering and Chief Technical Officer
Robert L. Barrie       53      Vice President -- Operations
Richard D. Segil       36      Vice President and General Manager of Commercial Satellite
                               Communication

     Mr. Dankberg was a founder of the Company and has served as Chairman of the Board, President and Chief Executive Officer of the Company since its inception in May 1986. Prior to founding the Company, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986 and Communications Engineer for Rockwell International from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.

     Mr. Monahan has served as Vice President, Chief Financial Officer and General Counsel of the Company since December 1988. Prior to joining the Company, Mr. Monahan was Assistant Vice President of M/A-COM Linkabit from 1978 to 1988. Mr. Monahan holds a J.D. degree from the University of San Diego and B.S.M.E. and M.B.A. degrees from the University of California, Berkeley.

     Dr. Carter has served as Vice President and General Manager of Electronics Systems Group since March 1997 and as Vice President of Engineering since November 1990. Prior to joining the Company, Dr. Carter served in several positions including Business Area Manager, Program Manager and System Engineering Department Manager in the Military Electronics and Avionics Division of TRW Inc. Dr. Carter holds a Ph.D. in Electrical Engineering from the University of Southern California and B.S.E.E. and M.S.E.E. degrees from Rice University.

     Mr. Paul has served as Vice President -- Commercial Business Development since March 1997 and as Vice President -- Commercial Operations of the Company since March 1993. Prior to joining the Company, Mr. Paul served as Vice President and General Manager of the Western Region of Evernet Systems, Inc., a computer network integrator, from 1992 to 1993. Previously, Mr. Paul was Vice President of Sales at ComStream Corp. from 1989 to 1992. Mr. Paul holds a B.A. degree from Stanford University.

     Mr. Collins has served as Vice President -- Business Development of Electronics Systems Group since March 1997 and Vice President of Business Development since December 1988. Prior to joining the Company, Mr. Collins was Assistant Vice President of M/A-COM Linkabit from 1982 to 1988. Mr. Collins was a Director of Marketing at General Dynamics from 1976 to 1982 and prior to that served on active duty in the U.S. Army for ten years. Mr. Collins currently serves in the U.S. Army Reserve and was recently selected for assignment as a Brigadier General. He holds a B.A. degree from Hofstra University and an M.S. degree in Geodetic Science from Ohio State University.

     Mr. Miller was a founder of the Company and has served as Vice President and Chief Technical Officer of the Company since 1993 and as Engineering Manager and Secretary since 1986. Prior to joining the Company, Mr. Miller was a Staff Engineer at M/A-COM Linkabit from 1983 to 1986. Mr. Miller holds a B.S.E.E. degree from the University of California, San Diego and a M.S.E.E. degree from the University of California, Los Angeles.

     Mr. Hart was a founder of the Company and has served as Vice
President -- Engineering and Chief Technical Officer since March 1997, as Vice President and Chief Technical Officer since 1993 and as

Engineering Manager since 1986. Prior to joining the Company, Mr. Hart was a Staff Engineer and Manager at M/A-COM Linkabit from 1982 to 1986. Mr. Hart holds a B.S. in Mathematics from the University of Nevada, Las Vegas and a M.A. in Mathematics from the University of California, San Diego.

     Mr. Barrie joined the Company in February 1997 as the Vice President of Operations. Prior to joining the Company, Mr. Barrie was the Vice President of Operations at Pacific Communications Sciences Inc. from 1987 to 1996. Mr. Barrie served in several positions at OAK Communications, Inc. from 1980 to 1986 including Vice President -- Program Management. Mr. Barrie was a Vice President at LaPointe Industries from 1969 to 1980. Mr. Barrie holds a B.S. degree in Business from Charter Oak State College and a M.B.A. from National University.

     Mr. Segil joined the Company in March 1997 as the Vice President and General Manager of the Commercial Satellite Communications Business Group. Prior to joining the Company, Mr. Segil served as Vice President and General Manager for both the Digital Consumer Satellite Networks and Commercial and Private Networks business units at General Instruments, Inc. Mr. Segil holds a B.S. in Physics and Economics from Claremont McKenna College.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning compensation paid by the Company to or on behalf of the Company's Chief Executive Officer and each of the Company's other five most highly compensated executive officers in fiscal 1997 and fiscal 1996. Unless otherwise indicated, all references in this Proxy Statement to a fiscal year refer to the fiscal year ending on March 31. For example, references to fiscal 1997 refer to the fiscal year beginning on April 1, 1996 and ending on March 31, 1997.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                        FISCAL YEAR        NUMBER OF
                                                        COMPENSATION       SECURITIES
                                            FISCAL   ------------------    UNDERLYING       ALL OTHER
                   NAME                      YEAR     SALARY     BONUS      OPTIONS      COMPENSATION(1)
------------------------------------------  ------   --------   -------   ------------   ---------------
Mark D. Dankberg                             1997    $190,865   $35,000      14,670          $ 4,969
  Chairman, President                        1996     165,000    35,000      14,670            5,726
  and CEO
Andrew M. Paul                               1997     135,000    19,000       5,868            2,460
  Vice President -- Commercial               1996     125,938     5,000       8,802            2,274
  Business Development
Thomas E. Carter                             1997     140,000    10,000       2,934            4,846
  Vice President -- General Manager          1996     131,000    10,000      40,343            4,723
  of Electronics Systems Group
Gregory D. Monahan                           1997     130,998     8,000      11,003            4,837
  Vice President, CFO and                    1996     124,000     8,000      14,670            4,703
  General Counsel
Steven R. Hart                               1997     121,000     8,000       3,668            4,856
  Vice President -- Engineering              1996     112,500     8,000       3,668            4,716
  and Chief Technical Officer
Mark J. Miller                               1997     121,000     8,000       3,668            1,935
  Vice President -- Chief Technical          1996     112,000     8,000       3,668            1,582
  Officer and Secretary

---------------

(1) All other compensation consists of Company matching 401(k) contributions.

     The following table sets forth certain summary information concerning individual grants of stock options made during fiscal 1997 to each of the Company's executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL
                                                                                                 REALIZABLE
                                                      INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                   --------------------------------------------------------    ANNUAL RATES OF
                                   NUMBER OF       % OF TOTAL                                    STOCK PRICE
                                   SECURITIES       OPTIONS                                   APPRECIATION FOR
                                   UNDERLYING      GRANTED TO      EXERCISE OR                 OPTION TERM (1)
                                    OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION   -----------------
              NAME                  GRANTED     FISCAL YEAR 1997    PER SHARE       DATE        5%        10%
---------------------------------  ----------   ----------------   -----------   ----------   -------   -------
Mark D. Dankberg                       14,670          4.96%          $4.50        7/01/06    $31,719   $89,610
Andrew M. Paul                          5,868          1.98            4.09        7/01/06     15,093    38,250
Thomas Carter                           2,934          0.99            4.09        7/01/06      7,546    19,125
Gregory D. Monahan                     11,003          3.72            4.09        7/01/06     28,301    71,722
Steven R. Hart                          3,668          1.24            4.50        7/01/06      7,930    22,406
Mark J. Miller                          3,668          1.24            4.09        7/01/06      9,435    23,910

---------------------------

(1) These amounts represent assumed rates of appreciation in the price of the Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

     The following table sets forth certain information concerning exercises of stock options by each of the Company's executive officers named in the Summary Compensation Table during fiscal 1997, and the number of options and value of unexercised options held by each such person at March 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                 NUMBER OF                UNDERLYING UNEXERCISED             IN-THE-MONEY
                                  SHARES                    OPTIONS AT YEAR-END         OPTIONS AT YEAR-END (1)
                                 ACQUIRED      VALUE    ---------------------------   ---------------------------
             NAME               ON EXERCISE   REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -----------   -------   -----------   -------------   -----------   -------------
Mark D. Dankberg                       --          --       5,134         24,206       $  40,430      $ 146,612
Andrew M. Paul                         --          --      13,348         15,992         112,529        114,533
Thomas Carter                      25,673     $26,186      48,226         39,061         414,593        312,282
Gregory D. Monahan                  6,932      20,506       5,682         26,482          48,874        185,948
Steven R. Hart                         --          --       1,283          6,053          10,104         36,663
Mark J. Miller                         --          --       1,283          6,053          10,283         38,501

---------------------------

(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price at March 31, 1997.

COMPENSATION PLANS

     401(k) Plan. The Company has established a tax-qualified employee savings and retirement plan (the "401(k) Plan") effective January 1990 covering all employees who have been employed by the Company for at least 90 days and who are at least 21 years of age. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by not less than 1.0% nor more than 15.0% of eligible compensation and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional cash contributions to the 401(k) Plan by the Company. The trustee under the 401(k) Plan invests the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code (the "Code") so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company are deductible by the Company when made for income tax purposes.

     Employee Stock Purchase Plan. The Company has established the ViaSat, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") to assist employees of the Company in acquiring a stock ownership interest in the Company and to encourage them to remain in the employment of the Company. The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code. A maximum of 250,000 shares of Common Stock are reserved for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan permits eligible employees to purchase Common Stock at a discount through payroll deductions during specified six-month offering periods. No employee may purchase more than $25,000 worth of stock in any calendar year. The price of shares purchased under the Employee Stock Purchase Plan will be equal to 85% of the fair market value of the Common Stock on the first or last day of the offering period, whichever is lower. The Employee Stock Purchase Plan is administered by the Compensation Committee. As of March 31, 1997, there were no shares purchased under the Employee Stock Purchase Plan.

     1993 Stock Option Plan. In 1993, the Company adopted the ViaSat, Inc. 1993 Stock Option Plan (the "1993 Stock Option Plan") to enable key employees, consultants and non-employee directors of the Company to acquire a proprietary interest in the Company, and thus to create in such persons an increased interest in and a greater concern for the welfare of the Company. The 1993 Stock Option Plan provided for aggregate option grants of up to 733,500 shares. As of March 31, 1997, options to purchase an aggregate of 351,652 shares of Common Stock at prices ranging from $0.34 to $4.50 were outstanding under the 1993 Stock Option Plan. No additional grants will be made under the 1993 Stock Option Plan.

     1996 Equity Participation Plan. The Company has adopted the ViaSat, Inc. 1996 Equity Participation Plan (the "1996 Equity Participation Plan") designed to update and replace the 1993 Stock Option Plan. The 1996 Equity Participation Plan provides for the grant to executive officers, other key employees, consultants and non-employee directors of the Company of a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options, restricted stock and performance awards. The 1996 Equity Participation Plan is administered by the Compensation Committee, which is authorized to select from among the eligible participants the individuals to whom options, restricted stock purchase rights and performance awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 1996 Equity Participation Plan. A maximum of 750,000 shares of Common Stock are reserved for issuance under the 1996 Equity Participation Plan. As of March 31, 1997, options to purchase an aggregate of 175,000 shares of Common Stock at prices ranging from $9.00 to $10.75 were outstanding under the 1996 Equity Participation Plan.

     For fiscal 1997, the Compensation Committee determined that the only form of long-term incentive awards would be stock options. There were no restricted stock or performance awards granted during fiscal 1997.

     Compensation Committee Interlocks and Insider Participation. Prior to the Company's initial public offering in December 1996, each director of the Company, including Mark D. Dankberg, Chairman, President and Chief Executive Officer of the Company, participated in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of the Company, except that Mr. Dankberg was excluded from discussions regarding his own salary and incentive compensation. Following the Company's initial public offering, the Company established a Compensation Committee to handle all such compensation matters, which was comprised during the remainder of fiscal 1997 of Dr. Jeffery M. Nash and James W. Bunker.

     Dr. Robert W. Johnson, individually, and B. Allen Lay, through his position as a General Partner of SCV, had an interest in the Company's sale of Series A Convertible Preferred Stock and the related transactions described under "Certain Transactions."

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") is responsible for administering the Company's compensation policies and practices and approves all elements of compensation for executive officers. The Committee reports regularly to the Board of Directors on its activities. In general, the compensation policies adopted by the Committee were designed to: (i) attract and retain executives capable of leading the Company to meet its business objectives and
(ii) motivate the Company's executives to enhance long-term stockholder value.

  Executive Officer Compensation

     The Company's executive compensation program is comprised of base salary, annual cash incentive bonus and long-term incentive compensation in the form of stock option grants at current market prices.

     The Company's compensation program for executive officers is designed to provide a total compensation level (including both annual and long-term incentives) that is competitive with survey companies. For executive officers recently recruited by the Company, annual compensation rates and long-term incentive awards reflect amounts necessary to attract them to the Company. The compensation program is benchmarked by using surveys of companies in the high technology industry with similar revenues and/or prospects. These companies, which are representative of the firms the Company competes with for executive talent and have jobs similar to those at the Company in magnitude, complexity and scope of responsibility, form the basis for the survey group used by the Committee.

  Components of Executive Compensation

     BASE SALARY is established by the Committee based on an executive's job responsibilities, level of experience, individual performance and contribution to the business, and information obtained from surveys. The Committee believes that the executives' base salaries are at competitive levels relative to the various markets from which the Company attracts its executive talent.

     ANNUAL CASH INCENTIVE BONUS is established by the Committee at the end of the fiscal year and is based on the Company's performance, individual performance, and compensation surveys. Bonuses awarded in prior years are also taken into consideration. The bonuses are at risk and are not arithmetically derived using a bonus formula.

     LONG-TERM INCENTIVES include awards of stock options, restricted stock, and performance awards. The objective for the awards is to align closely executive interests with the longer term interests of stockholders. These awards, which are at risk and dependent on the creation of incremental stockholder value or the attainment of cumulative financial targets over several years, represent a significant portion of the total compensation opportunity provided for the executive officers. Award sizes are based on individual performance, level of responsibility, the individual's potential to make significant contributions to the Company, and award levels at companies in the survey group. Long-term incentives granted in prior years are also taken into consideration. For fiscal 1997, the Committee determined that the only form of long-term incentive awards would be stock options. There were no restricted stock or performance awards granted during fiscal 1997.

  Compensation for the Chairman and Chief Executive Officer

     Mr. Dankberg continues to provide outstanding personal leadership as the Chief Executive Officer of the Company. Under Mr. Dankberg's direction, the Company has achieved eleven consecutive years of internally generated revenue growth and ten consecutive years of profitability, and is well positioned to benefit from its successes in developing and deploying products which utilize Demand Assigned Multiple Access satellite networking technology. The Company's fiscal 1997 achievements in revenue growth, order backlog, product development and shipments were consistent with the Company's objectives. During fiscal 1997, Mr. Dankberg earned a base salary of $190,865, a 16% increase over the prior year. In light of the leadership he demonstrated during the year, in July 1996, the Committee granted Mr. Dankberg a stock option to purchase 14,670 shares of Common Stock at $4.50 per share (110% of the fair market value at the time of grant), and the Committee determined that Mr. Dankberg should receive a $35,000 bonus.

  Deductibility of Compensation in Excess of $1 Million Per Year

     Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's Chief Executive Officer and any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. For 1997 and 1998, the Company does not anticipate that there will be nondeductible compensation for the Company positions in question. The Committee plans to continue to review the matter for 1998 and future years in order to determine the extent of possible modification to the Company's compensation arrangements.

                                          Compensation Committee

                                          Jeffrey M. Nash
                                          James W. Bunker

                               PERFORMANCE GRAPH

     The following graph shows the value of an investment of $100 in cash on December 3, 1996 in (i) the Company's Common Stock, (ii) The NASDAQ Telecommunications Index and (iii) The NASDAQ Composite Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                             PERFORMANCE REPORT FOR
                                  VIASAT, INC.

        MEASUREMENT PERIOD                                NASDAQ TELECOM     NASDAQ COMPOSITE
      (FISCAL YEAR COVERED)            VIASAT, INC.            INDEX               INDEX
12/03/96                                        100.00              100.00              100.00
12/31/96                                        100.00              102.39               99.32
1/31/97                                         111.11              103.89              106.16
2/28/97                                         111.11              102.85              100.71
3/31/97                                         104.17               95.72               93.99

                              CERTAIN TRANSACTIONS

     In June 1986, the Company sold 3,000,000 shares of Series A Convertible Preferred Stock to SCV and certain of its affiliates, including Robert W. Johnson, a director of the Company, at a price of $0.10 per share in a private placement transaction. Each outstanding share of Series A Convertible Preferred Stock was automatically converted into one share of Common Stock upon the closing of the Company's initial public offering in December 1996.

     In connection with the sale of the Series A Convertible Preferred Stock in June 1986, the Company entered into a Shareholders Agreement with SCV and certain of its affiliates, including Robert W. Johnson, a director of the Company, providing for the corporate governance of the Company. The Shareholders Agreement was terminated upon the closing of the Company's initial public offering.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Company's financial statements for the year ended March 31, 1997 have been examined by Price Waterhouse LLP. Representatives of Price Waterhouse LLP are expected to be available at the meeting to respond to appropriate questions and to make a statement if they desire to do so. The Company will select independent accountants for the current year sometime after the meeting.

                            SECTION 16(a) REPORTING

     Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of the Common Stock ("Reporting Persons") are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on its review of such forms received by it, or written representations from certain Reporting Persons that no such forms were required, the Company is aware of the following instances of noncompliance, or late compliance, with such filing requirements during fiscal 1997 by its directors, executive officers and beneficial owners of 10% or more of the Common Stock: In January 1997, each of the Company's executive officers and directors filed a late Form 3 to report the initiation of such person's status as a Reporting Person following the Company's initial public offering in December 1996.

                             STOCKHOLDERS PROPOSALS

     Any proposal of a stockholder of the Company intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company not later than March 20, 1998 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The Company does not know of any business other than that described herein which will be presented for consideration or action by the stockholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders is being mailed with the Proxy Statement to stockholders of record on June 16, 1997. Upon request, the Company will furnish the Annual Report to any stockholder.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ Mark D. Dankberg
                                          Mark D. Dankberg
                                          Chairman of the Board
                                          and Chief Executive Officer

Carlsbad, California
July 18, 1997

                                  VIASAT, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 13, 1997

   The undersigned stockholder(s) of ViaSat, Inc. (the "Company") hereby constitutes and appoints Mark D. Dankberg and Greg D. Monahan, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held on August 13, 1997, and at any adjournment or postponement thereof, according to the number of shares of common stock of the Company which the undersigned may be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows:

1. ELECTION OF            [ ] FOR the nominee listed below                   [ ] WITHHOLD AUTHORITY to vote for the nominee
    DIRECTORS:                                                                   listed below

                             Dr. Robert W. Johnson

--------------------------------------------------------------------------------

   THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTOR OF THE NOMINEE SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

                          (Continued on reverse side)

   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

   The undersigned revokes any prior proxy at such meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

                                                       Dated: , 1997

                                                           (Signature(s) of
                                                             stockholders)

                                                       Please sign exactly as
                                                       name appears herein. When
                                                       shares are held by joint
                                                       tenants, both should
                                                       sign; when signing as an
                                                       attorney, executor,
                                                       administrator, trustee or
                                                       guardian, give full title
                                                       as such. If a
                                                       corporation, sign in full
                                                       corporate name by
                                                       President or other
                                                       authorized officer. If a
                                                       partnership, sign in
                                                       partnership name by
                                                       authorized partner.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIA SAT, INC.
   PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE
                                    ENCLOSED